Exhibit (d)(34)(vi)

EQ ADVISORS TRUST

AMENDMENT NO. 4 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 to the Investment Advisory Agreement effective as of February 1, 2010 (“Amendment No. 4”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and SSgA Funds Management, Inc. (“SSgA” or “Adviser”).

WHEREAS, AXA Equitable and SSgA agree to modify the Investment Advisory Agreement dated as of December 1, 2008, as amended by Amendment No. 3 dated as of September 29, 2009 (“Agreement”) as follows:

1. Removed Portfolio. All references to the EQ/International Core PLUS Portfolio, EQ/Large Cap Core PLUS Portfolio, EQ/Large Cap Growth PLUS Portfolio, EQ/Equity Growth PLUS Portfolio and EQ/Mid Cap Value PLUS Portfolio of EQ Advisors Trust are hereby removed.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or an Index Allocated Portion of a Portfolio, as applicable: EQ/Core Bond Index Portfolio, EQ/Intermediate Government Bond Index Portfolio, EQ/Quality Bond PLUS Portfolio, EQ/Large Cap Value Index Portfolio and EQ/Mid Cap Index Portfolio (the “Portfolios”).

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ James Ross
	Steven M. Joenk		Name:	James Ross
	Senior Vice President		Title:	President

APPENDIX B

AMENDMENT NO. 4 TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio or Allocated Portion of a Portfolio	Annual Advisory Fee Rate

EQ/Core Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion
EQ/Intermediate Government Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.
EQ/Large Cap Value Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.
EQ/Mid Cap Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.
EQ/Quality Bond PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $2 billion; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $2 billion.